EXHIBIT 99.1

David P. Reed	Dan Matsui/Gene Heller
President North American Operations	Silverman Heller Associates
(714) 549-0421 x8245	(310) 208-2550

CERADYNE INC. RECEIVES $38.6 MILLION CERAMIC BODY ARMOR ORDERS

FOR U.S. MARINES and U.S. ARMY

Costa Mesa, Calif.—July 26, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received two ceramic body armor delivery orders totaling $38.6 million. The U.S. Marine Corps, Quantico, Virginia, placed a delivery order for ESAPI for $8.4 million, and the U.S. Army, Aberdeen Proving Ground, Maryland, placed a delivery order for $30.2 million of ESAPI. Both orders are expected to be shipped in the third and fourth quarters of 2006.

Dave Reed, Ceradyne president of North American operations, commented: “We are pleased that the Army and Marines continue to issue ESAPI orders to our Company, and we expect additional delivery order releases later this year. We intend to produce these ESAPI orders as well as the ESBI (side plates) order announced earlier this month at our Lexington, Kentucky, and Costa Mesa, California, armor facilities.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and consumer applications. Additional information about the Company can be found at www.ceradyne.com.

This press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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